EXHIBIT 99.1
NeuroMetrix Reports Q3 2019 Financial Results

WOBURN, Mass., October 17, 2019 (Globe NewsWire) -- NeuroMetrix, Inc. (Nasdaq: NURO) today reported financial and business highlights for the quarter ended September 30, 2019.

The Company develops and commercializes products for the chronic pain and diabetes markets that utilize neurostimulation and digital medicine. The Company has two primary commercial products. Quell® is an over-the-counter wearable neurostimulation device for symptomatic relief of chronic pain. DPNCheck® is a point-of-care test that provides accurate and cost-effective detection of diabetic peripheral neuropathy (DPN).

Highlights:

•
The Company recently announced streamlined Quell distribution under an exclusively direct-to-consumer model via the QuellRelief.com platform. The model features accessible pricing to reach a broader market. The Company believes these changes could lead to improved economics via reduced customer acquisition costs, distribution channel savings, and better retention rates.

•	The Q2 2019 business restructuring, combined with Quell migration from TV to digital marketing, contributed to a $1.9 million reduction in operating spending from the prior year quarter.

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DPNCheck revenues in Q3 2019 were approximately $1.0 million in comparison with $1.1 million in Q3 2018. Domestic revenue, primarily from the Medicare Advantage market, increased by 31% from the year earlier quarter. International revenue was down by $0.3 million.

•	Quell revenues in Q3 2019 were $0.8 million in comparison with $2.2 million in Q3 2018. Lower advertising spending and a focus on profitable Quell sales reduced revenue in the quarter.

•	Loss from operations was $1.4 million in Q3 2019 in comparison with a loss of $2.7 million in Q3 2018.

•
As previously disclosed, the Company continues to explore a potential divestiture of its DPNCheck business and other strategic alternatives to enhance shareholder value, including the potential sale or merger of the company.

"A new commercial model was necessary to make Quell widely accessible to people struggling with chronic pain,” said Shai N. Gozani, M.D., Ph.D., President and Chief Executive Officer of NeuroMetrix. “Quell performance under the new approach will be closely monitored in Q4 2019, with modifications as necessary. DPNCheck continues to meet growth expectations in the domestic market, offset by delayed timing of international orders. Finally, we continue to seek resolution of the previously disclosed Federal Trade Commission (FTC) matter which is centered on earlier Quell advertising.”

Financials:

In Q3 2019 total revenues were $2.1 million, down 43% from $3.7 million in the prior year period. Gross margin was $1.2 million versus $1.8 million in Q3 2018. The Q3 2019 gross margin rate of 56.2% improved by 5.9 percentage points from 50.3% in Q3 2018. Operating expenses were $2.6 million, a reduction of $1.9 million from $4.5 million in Q3 2018. There was no GSK collaboration income in Q3 2019 versus $3.8 million in the prior year quarter. Net income (loss) was ($1.4) million compared to $1.1 million in Q3 2018. Net cash usage in operations was $2.2 million, a reduction from $3.3 million in Q3 2018. The Company ended the quarter with cash of $3.2 million.

Company to Host Live Conference Call and Webcast

NeuroMetrix will host a conference call at 8:00 a.m. Eastern today, October 17, 2019. The call may be accessed in the United States at 844-787-0799, international at 661-378-9630 using confirmation code 3999665. A replay will be available starting two hours after the call at 855-859-2056 United States and 404-537-3406 international using confirmation code 3999665. It will remain available for one week. The call will also be webcast and accessible at http://www.NeuroMetrix.com under "Investor Relations".

About NeuroMetrix

NeuroMetrix is an innovation-driven healthcare company combining neurostimulation and digital medicine. The company markets Quell®, an over-the-counter wearable device for the symptomatic relief of chronic pain. The company also markets DPNCheck®, a point-of-care test for diabetic neuropathy, which is the most common long-term complication of Type 2 diabetes. For more information, please visit NeuroMetrix.com.

Safe Harbor Statement

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the company’s or management’s expectations regarding the business, as well as events that could have a meaningful impact on the company’s revenues and cash resources. While the company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including, without limitation, estimates of future performance, the ability to successfully develop, receive regulatory clearance, commercialize and achieve market acceptance for any products, and the final outcome of the ongoing Federal Trade Commission civil investigative demand enforcement action involving Quell. There can be no assurance that future developments will be those that the company has anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, as well as other documents that may be filed from time to time with the Securities and Exchange Commission or otherwise made public. The company is providing the information in this press release only as of the date hereof, and expressly disclaims any intent or obligation to update the information included in this press release or revise any forward-looking statements.

Source: NeuroMetrix, Inc.

Thomas T. Higgins
SVP and Chief Financial Officer
781-314-2761
neurometrix.ir@neurometrix.com

NeuroMetrix, Inc.

Statements of Operations
(Unaudited)

	Quarters Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues	$2,088,001	$3,666,780	$7,565,619	$12,361,338
Cost of revenues	914,322	1,821,111	6,382,340	6,726,675
Gross profit	1,173,679	1,845,669	1,183,279	5,634,663
Operating expenses:
Research and development	475,137	1,178,468	2,365,139	4,074,895
Sales and marketing	647,719	2,334,340	4,046,956	7,039,933
General and administrative	1,462,887	1,015,489	4,646,932	3,990,266
Total operating expenses	2,585,743	4,528,297	11,059,027	15,105,094
Loss from operations	(1,412,064)	(2,682,628)	(9,875,748)	(9,470,431)
Other income:
Collaboration income	—	3,750,000	7,116,667	12,255,704
Other income	7,464	18,686	42,797	40,965
Total other income	7,464	3,768,686	7,159,464	12,296,669
Net income (loss)	$(1,404,600)	$1,086,058	$(2,716,284)	$2,826,238

Condensed Balance Sheets
(Unaudited)

	September 30, 2019	December 31, 2018

Cash and cash equivalents	$3,186,636	$6,780,429
Other current assets	3,449,221	4,805,736
Noncurrent assets	1,870,920	2,405,715
Total assets	$8,506,777	$13,991,880

Current liabilities	$3,914,759	$6,592,897
Lease obligation, net of current portion	1,018,508	1,301,172
Stockholders’ equity	3,573,510	6,097,811
Total liabilities and stockholders’ equity	$8,506,777	$13,991,880